Date: Sat, 05 Sep 1998 09:31:21 +0100
From: Flemming Stanley <stantech@stantech-uk.ltd.uk>
To: Trevor Marshall <tm@well.com>
Subject: Re: Your phone call today

Dear Trevor,

My proposal for a settlement is as follows:

1)    $ 200,000 in cash.

2)    $ 5,000,000 of YARC common stock

3)    Ruling of Court of Ventura in 1993 waived

4)    Restraining Order against me in 1997 waived

5)    Restraining Order against Jan Eskildsen in 1997 waived

6)    My penalty in Denmark in 1996 paid by YARC

7)    My compensation to Karsten in 1996 paid by YARC

8)    Any registrations of the DanRIP name (Danrip.com etc.)
      transferred to us.

Naturally we would cease our proceedings in The Commercial and Maritime Court of Copenhagen also.

For obvious reasons the above proposal will ensure that we will have no interest in hurting YARC Systems Corp. in the future. On the contrary, I dare say. We might even offer our advice in order to improve the future success of YARC!

If you find that the above is a sensible proposal, I will be prepared to meet with you face to face next week. I doubt that we will be able to finalize a legally binding document, but we should at least be able to sign a Letter of Intent from which our counselors should be able to finalize legally binding documents.

Unfortunately I am unavailable for a meeting on Monday 7th but I am at your disposal either Tuesday or Wednesday in Gatwick should it be of interest.

Looking forward to your reply

Flemming Stanley

Trevor Marshall wrote:

> Dear Flemming,
> It was a pleasure to speak with you after all these years, and I am
> responding to your invitation to ask you to suggest some terms that could > form the basis of a lasting settlement between us. I would be delighted if > you could suggest some terms that might work for us both.
> I will be travelling to the UK, arriving this coming Monday, so if your > suggestion is a good one, maybe we could even meet to sign, seal and > deliver the settlement.
> ..trevor marshall..


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